EXHIBIT 20


                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated effective the 7th day of January, 2004, is made and entered into by and among F10 Oil & Gas Properties, Inc., a Nevada corporation ("F10"); GFY, Inc., an Illinois corporation ("GFY"); and the Shareholders of GFY whose names are set forth on Exhibit "A" attached hereto and as signatories to the signature page hereof (the "SHAREHOLDERS")

                                  INTRODUCTION

         The SHAREHOLDERS own all of the issued and outstanding shares of common stock of GFY. F10 desires to acquire all of the issued and outstanding common stock of GFY and the SHAREHOLDERS desire to transfer their stock to F10 in exchange for certain shares of stock of F10, all as set forth below, pursuant to a tax-free reorganization.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and provisions contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                             PLAN OF REORGANIZATION

ss.1.01 PLAN ADOPTED

         A Plan of Reorganization of F10 and GFY, pursuant to the provisions of ss.368(a)(1)(B) of the Internal Revenue Code of 1986 is adopted as follows:

         (a) The SHAREHOLDERS will transfer to F10 One Thousand (1,000) shares of the capital stock of GFY which constitutes all of the issued and outstanding shares of stock of GFY.

         (b) At the Closing, the SHAREHOLDERS will provide the original stock certificate representing their shares of stock in GFY to be transferred hereunder in form for transfer accompanied by properly executed Stock Powers of Assignment.

         (c) In exchange for the shares of GFY transferred by the SHAREHOLDERS, F10 will cause to be delivered to the SHAREHOLDERS Twenty Million (20,000,000) shares of the common stock of F10 (the "Exchange Shares"). The Exchange Shares shall be free and clear of all mortgages, pledges, claims, liens and other rights and encumbrances whatsoever, except as disclosed in this Agreement. F10 shall cause the Exchange Shares to be issued and delivered to the SHAREHOLDERS at the Closing herein on the basis of Twenty Thousand (20,000) Exchange Shares for every One (1) share of GFY transferred by each of the respective Shareholders.

ss.1.02 CLOSING DATE

         Subject to the conditions precedent set forth herein to the obligations of the parties to consummate the transaction, the Plan of Reorganization shall be consummated on December 17, 2003. The date of such consummation is the "Closing Date" or "Closing" referred to herein.

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                                   ARTICLE II
           REPRESENTATIONS AND WARRANTIES OF GFY AND THE SHAREHOLDERS

GFY and the SHAREHOLDERS represent and warrant to F10 as follows:

ss.2.01 ORGANIZATION AND QUALIFICATION

         GFY has no subsidiary or affiliate corporation and owns no interest in any other enterprise (whether or not such enterprise is a corporation). GFY is duly organized, validly existing, and in good standing under the laws of Illinois, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging.

ss.2.02 CAPITALIZATION

         One Thousand (1,000) shares of the common stock of GFY are issued and outstanding (the "GFY Outstanding Stock"). The GFY Outstanding Stock is validly authorized, validly issued, fully paid, and non assessable, has not been issued and is not owned or held in violation of any preemptive right of any shareholder, and is owned of record and beneficially exclusively by the SHAREHOLDERS and free and clear of all liens, security interests, pledges, charges, encumbrances, capital stockholder's agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any capital stock of GFY or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock in GFY. There is outstanding no security or other instrument convertible into or exchangeable for capital stock in GFY.

ss.2.03 FINANCIAL CONDITION

         GFY has been operating a business at 601 Deerfield Parkway, Buffalo Grove, Illinois 60089 (the "BUSINESS"). The SHAREHOLDERS have delivered to F10, a closing balance sheet and related statement of income for the period commencing January 1, 2003 and ending September 30, 2003 for the BUSINESS and the opening balance sheet dated September 30, 2003 of GFY (collectively herein sometimes referred to as the "FINANCIAL STATEMENTS"). The FINANCIAL STATEMENTS present fairly the results of operations of for the period indicated and each such statement presents fairly the information purported to be shown therein. The FINANCIAL STATEMENTS are correct and complete and are in accordance with the books and records of the SHAREHOLDERS and GFY and are attached hereto as Exhibit C.

         (a) There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the BUSINESS other than as shown on the FINANCIAL STATEMENTS.

         (b) The operations and activities of the BUSINESS have been conducted in all respects only in the ordinary course.

         (c) There has been no accepted purchase order or quotation, arrangement, or understanding for future sale of the products or services of the BUSINESS which GFY or the SHAREHOLDERS expects will not be profitable.

         (d) The BUSINESS has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.


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         (e) There is no fact known to GFY or the SHAREHOLDERS which materially adversely affects or in the future (as far as GFY, or the SHAREHOLDERS can foresee) may materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of GFY; PROVIDED, HOWEVER, that GFY and the SHAREHOLDERS express no opinion as to political or economic matters of general applicability.

         (f) GFY will pay to designated creditors of F10 a minimum sum of fifty thousand dollars ($50,000.00) prior to Closing.

ss.2.04 TAX AND OTHER LIABILITIES

         Neither GFY nor the BUSINESS has any liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local, or foreign taxes and liabilities to customers or suppliers.

ss.2.05 LITIGATION AND CLAIMS

         There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefor known to GFY or the SHAREHOLDERS) with respect to GFY and the BUSINESS or any of GFY's business, properties, or assets. GFY is not affected by any present or threatened strike or other labor disturbance nor to the knowledge of GFY or the SHAREHOLDERS is any union attempting to represent any employee of GFY as collective bargaining agent. GFY is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; nor is GFY required to take any action in order to avoid such violation or default.

ss.2.06 PROPERTIES

         GFY has good title to all properties and assets used in its business or owned by it free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances.

         (a) Attached as Exhibit D is a true and complete list of all properties and assets owned, leased, or licensed by GFY (including inventory but not including Intangibles, as defined in Section 2.09). All properties and assets owned, leased, or licensed by GFY are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business of GFY excepted).

         (b) The properties and assets (including intangibles) owned, leased, or licensed by GFY constitute all such properties and assets which are necessary to the business of GFY as presently conducted or as it contemplates conducting.

ss.2.07 CONTRACTS AND OTHER INSTRUMENTS

         GFY has furnished to F10 its Articles of Incorporation and By Laws and all amendments thereto as presently in effect. Exhibit E, attached hereto, contains a true and complete list of all contracts, leases, liabilities, obligations and debts of GFY.

ss.2.08 INTENTIONALLY LEFT BLANK


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ss.2.09 PATENTS, TRADEMARKS, BUSINESS NAME

         GFY does not own or have pending, or is licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing, together with the right to use the name GFY, being herein called "Intangibles"), other than as described in Exhibit F, all of which are in good standing and uncontested. Exhibit F accurately sets forth with respect to Intangibles owned by GFY. GFY has not infringed, is infringing, or has received notice of infringement with asserted Intangibles of others. There is no infringement by others of Intangibles of GFY. There is no Intangible of others which may materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of GFY or of F10.

ss.2.10 AUTHORITY TO SELL

            GFY and the SHAREHOLDERS have all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of GFY have been duly taken to authorize the execution, delivery, and performance of this Agreement by GFY and (including, without limitation, action by the SHAREHOLDERS). This Agreement has been duly authorized, executed, and delivered by GFY, has been duly executed and delivered by the SHAREHOLDERS, constitutes the legal, valid, and binding obligation of GFY and the SHAREHOLDERS, and is enforceable as to them in accordance with its terms. To the best of GFY's and the SHAREHOLDERS' knowledge, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by GFY or the SHAREHOLDERS for the execution, delivery, or performance of this Agreement by GFY or the SHAREHOLDERS.

ss.2.11 COMPLETENESS OF DISCLOSURE

         No representation or warranty by GFY or the SHAREHOLDERS in this Agreement contains or on the date of the Closing will contain any untrue statement of material fact or omits or on the date of the Closing will omit to state a material fact necessary to make the statements made not misleading,

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF F10

F10 represents and warrants to GFY as follows:

ss.3.01 ORGANIZATION

         F10 is a Nevada corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging.

ss.3.02 AUTHORITY TO BUY

         F10 has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of F10 have been duly taken to authorize the execution, delivery, and performance of this Agreement by F10. This Agreement has been duly authorized, executed, and delivered by F10, is the legal, valid, and binding obligation of F10, and is enforceable as to it in accordance with its terms.

ss.3.03 SEC ACTION AGAINST F10

            On October 16, 2003, the Securities and Exchange Commission through its Salt Lake City, Utah, office filed a complaint in the United States District Court for the District of Utah against 21 defendants including F10 Oil & Gas Properties, Inc., Jon H. Marple, the former Chief Executive Officer of F10, Mary
E. Blake, the former President of F10, Jon R. Marple, a consultant to F10 and Grateful Internet Associates, LLC, a Colorado limited liability company owed by Jon R. Marple. The complaint alleges that overseas investors were defrauded by a scheme organized by defendants David Wolfson, Gino Carlucci and Sukumo Ltd. to sell securities in five United States-based issuers including F10. F10, with its former officers Jon H. Marple and Mary E. Blake, are alleged to have made false or incomplete filings with the SEC and to have manipulated the price of F10's securities in violation of the antifraud provisions of Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, the issuer reporting provision of Section 13(a) of the Exchange Act, and Rules 12b-20, 13a-1 and 13a-13 promulgated under the Exchange Act.

            The complaint seeks the entry of a preliminary and permanent injunction against all defendants including F10 and its former officers, Jon H. Marple and Mary E. Blake, including the return of "ill gotten" gains, and seeks asset freezes against 16 of the defendants including F10 and its former officers.

            F10's bank account with a balance of approximately $60,000 is currently frozen.

         The court has scheduled a December 2003 hearing on the SEC's application for a preliminary injunction.

         GFY hereby acknowledges full knowledge of this current action by the SEC.

         F10 represents and warrants that the SEC action and any and all preliminary injunctive relief sought and obtained therein in no way prohibits the following:

         (a) The ability for F10 to enter into this Agreement and Plan of Reorganization.
         (b)      The issuance and transfer of the shares hereunder.
         (c) The approval of corporate resolutions to issue additional shares.
         (d) The approval of corporate resolutions to increase the number of authorized shares.
         (e) The approval of corporate resolutions to conduct reverse stock splits, enter into other merger agreements, file registration statements under Rule S-8 filings or any other corporate transactions involving a capital restructuring.

                                   ARTICLE IV
                                    INDEMNITY

ss.4.01 INDEMNITY OF GFY AND THE SHAREHOLDERS

            GFY and the SHAREHOLDERS agree to jointly and severally indemnify and hold harmless F10, its officers, directors and employees against and in respect of any and all:

         (a) Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon (i) any breach of any representation, warranty, covenant, or agreement of GFY or the SHAREHOLDERS contained in this Agreement, (ii) any obligation of liability of any nature, accrued or contingent, of GFY not specifically disclosed to F10 in accordance with this Agreement.

         (b) Claims, suits, actions, and proceedings (formal or informal) of persons or entities other than F10 and related judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel) as and when incurred arising out of or based upon the conduct of the business of GFY prior to the Closing.

ss.4.02    INDEMNITY OF F10

         F10 agrees to indemnify and hold harmless the SHAREHOLDERS against and in respect of any and all:

         (a) Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel) as and when incurred arising out of or based upon any breach of any representation, warranty, covenant, or agreement of F10 contained in this Agreement.

         (b) Claims, suits, actions, and proceedings (formal or informal) of persons or entities other than the SHAREHOLDERS and related judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel) as and when incurred arising out of or based upon the conduct of the business of GFY and/or F10 after the Closing.

ss.4.03 NOTICE

         F10, its officers, directors and employees on the one hand, and the SHAREHOLDERS on the other hand, shall give prompt notice to the other of any claim asserted or threatened on the basis of which indemnification may be sought as herein provided but the obligations contained in this Article IV shall not be conditioned upon receipt of such notice.

                                    ARTICLE V
                        CONDITIONS TO OBLIGATIONS OF F10

         The obligations of F10 under this Agreement are subject, at the option of F10, to the following conditions:

ss.5.01 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS

         All representations and warranties of GFY and/or the SHAREHOLDERS contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by GFY and/or the SHAREHOLDERS and regardless of knowledge or lack thereof on the part of GFY or the SHAREHOLDERS or changes beyond their or its control; only as of the Closing, GFY and the SHAREHOLDERS shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

ss.5.02 OTHER CLOSING DOCUMENTS

         GFY shall have delivered to F10 at or prior to the Closing such other documents (including certificates of officers of GFY) as F10 may reasonably request in order to enable F10 to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

ss.5.03 INTENTIONALLY LEFT BLANK

ss.5.04 LEGAL ACTION

         There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

         The references in this Section 5.04 to this Agreement include any other document executed by GFY or the SHAREHOLDERS relating hereto or delivered to F10 in connection with the transactions contemplated hereby.

ss.5.05 NO GOVERNMENTAL ACTION

         There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of F10, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of F10 to consummate any of the transactions contemplated by this Agreement, (c) requires the divestiture by F10 of a material portion of the business of either F10 and its subsidiaries taken as a whole, or of GFY taken as a whole, (d) imposes material limitations on the ability of F10 effectively to exercise full rights of ownership with respect to the properties and assets purported to be sold pursuant to this Agreement, or (e) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to F10 of the transactions contemplated by this Agreement.

         The references in this Section 5.05 to this Agreement include any other document executed by GFY or the SHAREHOLDERS relating hereto or delivered to F10 in connection with the transactions contemplated hereby.

ss.5.06 RETENTION OF EXISTING F10 ASSETS

         The parties hereby agree that F10's existing officers shall retain authority over the distribution of its existing frozen cash assets as well as the oil and gas investments within F10 as of the date of this Agreement (the "Frozen Assets"). If and when the SEC grants F10 permission to sell or otherwise dispose of the Frozen Assets, the control of these assets will revert to Michael Meservy, the current President of F10.

ss.5.07 CONTRACTUAL CONSENTS NEEDED

         The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of their respective businesses, properties, or assets are subject.

ss.5.08 OTHER AGREEMENTS

         Any and all agreements to be signed after this Agreement is executed but before the Closing shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

ss.5.09 INTENTIONALLY LEFT BLANK

ss.5.10 INTENTIONALLY LEFT BLANK

ss.5.11 CORPORATE MATTERS

         F10 shall have received at or prior to the Closing the original Corporate Minute Book, Stock Ledger, Stock Certificate Book, Corporate seal and other related Corporate documents of GFY.

                                   ARTICLE VI
              CONDITIONS TO OBLIGATIONS OF GFY AND THE SHAREHOLDERS

         The obligations of GFY and the SHAREHOLDERS under this Agreement are subject, at the option of GFY and the SHAREHOLDERS, to the following conditions:

ss.6.01 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS

         All representations and warranties of F10 contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by F10 and regardless of knowledge or lack thereof on the part of F10 or changes beyond its or their control; as of the Closing F10 shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

ss.6.02 OTHER CLOSING DOCUMENTS

         F10 shall have delivered to the SHAREHOLDERS at or prior to the Closing such other documents as GFY or the SHAREHOLDERS may reasonably request in order to enable the SHAREHOLDERS to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

ss.6.03 REVIEW OF PROCEEDINGS

         All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to GFY and the SHAREHOLDERS, and F10 shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

         The references in this Section 6.03 to this Agreement include any other document executed by GFY or the SHAREHOLDERS relating hereto or delivered to F10 in connection with the transactions contemplated hereby.

ss.6.04 LEGAL ACTION

         There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto. Notwithstanding, F10 hereby discloses the legal action taken by the SEC as described in Section 3.03 herein.

         The references in this Section 6.04 to this Agreement include any other document executed by GFY or the SHAREHOLDERS relating hereto or delivered to F10 in connection with the transactions contemplated hereby.

ss.6.05  INTENTIONALLY LEFT BLANK

ss.6.06  INTENTIONALLY LEFT BLANK

ss.6.07 OTHER AGREEMENTS

         Any and all agreements to be signed after this Agreement is executed but before the Closing shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

                                       VII
              COVENANTS AND AGREEMENTS OF GFY AND THE SHAREHOLDERS

GFY and the SHAREHOLDERS covenant and agree as follows:

ss.7.01 ACCESS

         GFY will afford, and the SHAREHOLDERS will cause GFY to afford, the officers, employees, counsel, agents, accountants, and other representatives of F10 and lenders, investors, and prospective lenders and investors free and full access to the plants, properties, books, and records of GFY, will permit them to make extracts from and copies of such books and records, and will from time to time furnish F10 with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of GFY as F10 from time to time may request.

ss.7.02 CONDUCT OF BUSINESS

         GFY will, and the SHAREHOLDERS will cause GFY to conduct its affairs so that at the Closing no representation or warranty of GFY or the SHAREHOLDERS will be inaccurate, no covenant or agreement of GFY or the SHAREHOLDERS will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of GFY or the SHAREHOLDERS. GFY will, and the SHAREHOLDERS will cause GFY, to use their best efforts to preserve the business operations of GFY intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of GFY, and to preserve the goodwill of their suppliers, customers, and others having business relations with any of them. Until the Closing or earlier rightful termination of this Agreement, GFY will, and the SHAREHOLDERS will cause GFY, to conduct their business and operations in all respects only in the ordinary course.

ss.7.03 ADVICE OF CHANGES

         Until the Closing or the earlier rightful termination of this Agreement, GFY and the SHAREHOLDERS will immediately advise F10 in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an Exhibit hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

         The references in this Section 7.03 to this Agreement include any other document executed by GFY or the SHAREHOLDERS relating hereto or delivered to F10 in connection with the transactions contemplated hereby.

ss.7.04 INTENTIONALLY LEFT BLANK

ss.7.05 RELEASE BY THE SHAREHOLDERS

         If the Closing takes place, effective immediately after the Closing, the SHAREHOLDERS jointly and severally, fully and unconditionally release and discharge all claims and causes of action which they or their heirs, personal representatives, successors or assigns ever had, now have, or hereafter may have against GFY or its properties and assets.

                                  ARTICLE VIII
                                  MISCELLANEOUS

ss.8.01 BROKERAGE FEES

         If any person shall assert a claim to a fee, commission, or other compensation or account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of any of the transactions contemplated by this Agreement, GFY and the SHAREHOLDERS shall (subject to the next sentence) indemnity and hold harmless the Indemnitees against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of attorneys chosen by any Indemnitee) as and when incurred arising out of or based upon such claim by such person, and GFY and the SHAREHOLDERS shall at their sole expense defend any and all suits, actions, proceedings (formal or informal), or investigations involving such claim that may at any time be brought against any Indemnitee and satisfy promptly any settlement or judgment arising therefrom; but if GFY and the SHAREHOLDERS fail to defend such suit, action, proceeding, or investigation in a timely manner, F10 or any Indemnitee made a defendant therein or a party thereto shall have the right to defend and settle the same and pay any judgment or settlement pertaining thereto as it or he may reasonably deem appropriate at the cost and expense of GFY and the SHAREHOLDERS. If, however, it is ultimately determined in any such suit, action, or proceeding (in which F10 and all Indemnitees made a defendant therein or a party thereto were afforded the opportunity to have their counsel participate in the defense) that F10 or any Indemnitee made a defendant therein or a party thereto was the sole employer of such broker or finder or services were performed solely for F10 or any Indemnitee made a defendant therein or a party thereto, then GFY and the SHAREHOLDERS shall not be responsible under this Section 8.01 and amounts theretofor paid by them by reason of this Section 8.01 shall be reimbursed by F10 or the Indemnitee, as the case may be, who was the sole employer.

ss.8.02 FURTHER ACTIONS

         At any time and from time to time, each party agrees, at its or their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

ss.8.03 AVAILABILITY OF EQUITABLE REMEDIES

         Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

ss.8.04 SURVIVAL

         The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing for a period of two
(2) years and any delivery of the purchase price by F10, irrespective of any investigation made by or on behalf of any party. The statements contained in any other document executed by GFY, the SHAREHOLDERS or the SHAREHOLDERS relating hereto or thereto or delivered to F10 in connection with the transactions contemplated hereby or thereby, or in any statement, certificate, or other instrument delivered by or on behalf of GFY, the SHAREHOLDERS or the SHAREHOLDERS pursuant hereto or thereto or delivered to F10 in connection with the transactions contemplated hereby or thereby shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, of GFY, the SHAREHOLDERS and the SHAREHOLDERS hereunder for all purposes of this Agreement (including all statements, certificates, or other instruments delivered pursuant hereto or thereto or delivered in connection with the transactions contemplated hereby or thereby).

ss.8.05 MODIFICATION

         This Agreement and the Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof (except as provided in Section 8.04), supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party (except as provided in Section 8.05).

ss.8.06 NOTICES

         Subject to Section 8.05, all notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given only if mailed, certified return receipt requested, or if sent by Federal Express or other well recognized private courier ("Courier") or if personally delivered to, or if sent by fax with the original thereof sent by Courier to:

If to F10:                         F10 Oil & Gas Properties, Inc.
                                   111 East 5600 South, Suite 300
                                   Salt Lake City, UT 84107
                                   Attn.: Michael Meservy
                                   Fax (801) 263-7785

If to GFY or the SHAREHOLDERS:     Edward Schwalb, President
                                   497 LaSalle Lane
                                   Buffalo Grove, IL 60089
                                   Fax (847) 353-7530

         All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt in the case of certified mail, Courier delivery or personal delivery or, in the case of fax delivery, upon the date of fax receipt provided that the original is delivered within two (2) business days. Any party hereto may designate different or additional parties for the receipt of notice, pursuant to notice given in accordance with the foregoing.

ss.8.07 WAIVER

         Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by or on behalf of the waiving party.

ss.8.08 JOINT AND SEVERAL OBLIGATIONS

         The representations, warranties, covenants, and agreements of GFY and the SHAREHOLDERS in this Agreement are joint and several.

ss.8.09 BINDING EFFECT

         The provisions of this Agreement shall be binding upon and inure to the benefit of GFY and F10 and their respective successors and assigns and the SHAREHOLDERS and their assigns, heirs, and personal representatives, and shall inure to the benefit of the Indemnitees and their respective successors, assigns, heirs, and personal representatives.

ss.8.10 NO THIRD-PARTY BENEFICIARIES

         This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 8.10).

ss.8.11 SEPARABILITY

         If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

ss.8.12 HEADINGS

         The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

ss.8.13 COUNTERPARTS; GOVERNING LAW

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of Nevada, without giving effect to conflict of laws.


IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first written above.


            "F10"                                     "GFY"

F10 OIL & GAS PROPERTIES, INC.              GFY, INC.

By: /s/ Michael Meservy                     By: /s/ Edward Schwalb
    ------------------------------              --------------------------------
    MICHAEL MESERVY, President                  Edward Schwalb, President





THE SHAREHOLDERS



/s/ Edward Schwalb                          /s/ Angeles Rosiles
----------------------------------          ------------------------------------
Edward Schwalb                              Angeles Rosiles